Exhibit 4.6

Contract No.:

CAPITAL INCREASE AGREEMENT

Parties of the Agreement

YGF MC LIMITED

And

MINISO Group Holding Limited

This Agreement is entered into on December 11, 2020 by and between the following parties on an equal and voluntary basis:

(1)YGF MC LIMITED, a limited liability company incorporated and existing under the laws of BVI (hereinafter referred to as “Party A”)

(2)MINISO Group Holding Limited, a limited liability company incorporated and existing under the laws of Cayman (hereinafter referred to as “Party B”).

Whereas

(1)

YGF Investment V Limited is a limited liability company established under the laws of BVI on August 26th 2020, with its registered office at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands;

(2)	Party A is the sole shareholder of YGF Investment V Limited before the capital increase, holding 50,000 ordinary shares, representing 100% of the shares of YGF Investment V Limited.
(3)

YGF Investment V Limited intends to introduce new investor, and Party B intends to subscribe for the increased shares of YGF Investment V Limited (hereinafter referred to as the “Target Company”) in accordance with provisions set forth in this Agreement. Party A and Party B, through mutual negotiation, enter into this Agreement to increase capital as follows:

1	Capital Increase Scheme

1.1Basic Information of the Target Company

The Target Company, YGF Investment V Limited, with its registered office at OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands, is a limited liability company under the laws of BVI with its number of shares of 50,000 shares prior to the capital increase.

1.2Shareholding Structure after Capital Increase

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MINISO Group Holding Limited will hold the increased shares of the Target Company, and the shareholding structure of the Target Company after the capital increase is as follows:

Shareholder	Number of Shares	Shareholding Percentage
YGF MC LIMITED	50,000	80%
MINISO Group Holding Limited	12,500	20%
TOTAL	62,500	100%

1.3	Goal of Cooperation
(a)

The ultimate goal of cooperation between the Parties is to acquire the target land in Haizhu District of Guangzhou by Mingyou Industrial Investment (Guangzhou) Co. Ltd (established in PRC), which is 100% indirectly held by the Target Company, and to construct the office building of MINISO Headquarter.

(b)

Target Land: Commercial Facility Land of 6,557 square meters, and Building Area of 106,800 square meters. The listing price of the Land is RMB 16,640/square meter, with a total consideration of RMB 1.728 billion, and RMB 1.780 billion with deed tax included. The consideration shall be paid in three installments:

Time	Proportion	Amount (Excluding Tax)
2020.12.21	20%	RMB346 million
2021.2.14	30%	RMB519 million
2022.1.15	50%	RMB864 million

(c)	The estimated total cost of construction and installation is RMB 1.1 billion.
1.4	Capital Contribution of the Parties
(a)	Party A shall make capital contribution to the Target Company in the form of cash.

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The amount of such contribution shall be RMB 1.424 billion or other currency of the same value.

(b)	Party B shall make capital contribution to the Target Company in the form of cash. The amount of such contribution shall be RMB 356 million or other currency of the same value.
(c)	The amount of contribution made by the Parties shall be used as the amount of the Land. The cost of contribution and installation shall be settled by the Target Company through other means.
1.5	Conditions to the Capital Contribution
(a)	Neither Party A nor Party B shall be obliged to make capital contribution to the Target Company until all the following conditions have been satisfied (or waived in writing by the Parties):
(i)

The Target Company has completed all administrative procedures such as approval, filing and registration necessary for the establishment of the Target Company and the development of business in line with the business purpose under BVI law;

(ii)	The Target Company has opened the US dollar universal currency account with designated bank by the Board;
(iii)

The other Party has performed and complied in all material respects with all covenants, promises and obligations contained in this Agreement and other relevant contracts which are required to be performed by such Party on or prior to the corresponding capital contribution date.

1.6	Shareholder Certificates and Register of Shareholders

After both Parties have performed the obligations set forth herein, the Target Company shall issue the shareholder certificates in compliance with provisions of laws to each Party, and the Target Company shall prepare and update the Register of Shareholders in accordance with the provisions of laws.

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Except as otherwise agreed herein, each Party shall be entitled to full ownership of all equity held by it in the Target Company as of the date on which the Target Company registers each Party in the Register of Shareholders.

1.7	Transfer of Shares
(a)

Without prior written consent from the other Party (the “Consenting Party”), neither Party A nor Party B (the “Transferor” ) shall transfer any of its equity in the Target Company, or enter into any contracts for the voting right attached to any of its equity in the Target Company.

(b)

Subject to Section 1.7(a), in case that the Transferor intends to transfer all or part of its equity in the Target Company to a third party, the other Party (the “Non-Transferor”) is entitled to the pre-emption right. The Transferor shall notify the Non-Transferor in writing (the “Transfer Notice”) of the amount of shares to be transferred, the transfer price, the payment terms and other principal terms and conditions of the proposed transfer, and the full name and address of the proposed transferee (the “Transferee”), with an irrevocable written undertaking by the Transferee attached along, stating that the Transferee shall abide by the terms and conditions of this Agreement and any contracts of any natures, to which the Transferor is a Party, in relation to the management, operation, and financing of the Target Company.

(c)

The Non-Transferor shall, within 15 (fifteen) working days after receiving the Transfer Notice (the “Exercise Period”), notify the Transferor as to whether it consents to the proposed transfer, or whether it exercises the pre-emption right to purchase all or any of the proposed shares to be transferred on the price, terms, and conditions set forth in the Transfer Notice. In case that the Non-Transferor exercises the pre-emption right, except for any reasonable extension necessary for acquiring the approval from any governmental departments, the Non-Transferor shall complete such purchase within 2 (two) months after the expiry of the Exercised Period. Otherwise, the Transferor is entitled to transfer the proposed shares to the Transferee on the price, terms, and conditions set forth in the Transfer Notice.

(d)	In case that the Non-Transferor fails to make any reply in regard, or notify the

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Transferor that it waive the pre-emption right, the Transferor is entitled to transfer the proposed shares to the Transferee on the price, terms, and conditions set forth in the Transfer Notice. Except for any reasonable extension necessary for acquiring the approval from any governmental departments, the Transferor shall complete such transfer within 2 (two) months after the expiry of the Exercised Period. Otherwise, the transfer must be carried out in the entirety of the procedures listed in Section 1.7(b)(c).

(e)

Any transfer of shares of the Target company shall be carried out in accordance with Section 1.7 herein, and abide by any applicable laws and the Articles of Association of the Target Company, and shall file with the registration authority or complete other necessary administrative procedures (if required by applicable laws).

2	Board of Directors
2.1	The Composition of the Board of Directors

The Target Company shall set up the board of directors. The Board shall be the highest authority of the Company. The board shall be composed of 3 directors, Party A has the right to nominate 2 directors, and Party B has the right to nominate 1 director. The Chairman of the Board shall be nominated by Party A_.

2.2	The Term of Directors

The term of each director shall be 3 (three) years and may be renominated by the nominator. The nomination and removal of the directors shall be decided by the corresponding nominator. In case the position of a director is vacant due to the director’s retirement, resignation, illness, disability, or death, or the nominator’s removal of such director, the nominator shall nominate a successor to serve as the director for the remaining term of the former director. Upon notification to the Target Company and the other Party, one Party may remove the director it nominated and nominate the new director. The nomination and removal of directors shall take effect upon the day the Target Company receives the notification, or the later date specified in the notification.

2.3	Voting of the Board of Directors

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The quorum of the board of directors is three, and each director has one vote. Except as stipulated under the laws and Section 2.4 of this Agreement, any board resolution shall be passed by simple majority of directors attending the board meeting.

2.4	Approval of Major Events

Resolution on the following decision shall be subject to unanimous consent of the directors attending the board meeting:

(a)	Amendments of the Articles of Association;
(b)	Termination and dissolution of the Target Company;
(c)	Increase or decrease of the registered capital of the Target Company;
(d)	Merger and division of the Target Company;
(e)	Company business strategy, financial strategy, major business and company policy.
3	Taxation, Finance, and Audit
3.1	Taxation

The Target Company and each Party shall pay the tax respectively payable for signing this Agreement in accordance with the applicable laws.

3.2	Financial Accounting System

The Target Company shall establish a financial accounting system in accordance with the relevant laws and regulations of BVI, combined with the specific circumstances of the Target Company, and within the scope permitted by applicable laws, using methods and standards consistent with internationally accepted accounting standards. The financial accounting system shall be implemented after the approval of the Target Company’s board of directors.

3.3	Accounting Book
(a)	All accounting records, vouchers, accounting books and statements of the Target Company shall be prepared and maintained in Chinese and English.

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(b)

Either Party A or Party B or its representatives may require audit or examine the accounts and records of the Target Company at any reasonable time. Each Party is entitled to retain independent accountants at any time to review all accounting books and records of the Target Company at its own expenses (nevertheless, in case such audit result is materially distinct from that of the Target Company’s independent auditors, and such audit result is approved by Target Company’s board of directors or, in the case of no such board of directors, by the Executive Director, the Target Company shall burden the expense of such audit).

(c)

For the purpose of preparing the accounts and records of the Target Company, calculating the profits to be distributed to the Parties and for any other purposes necessary to implement the currency conversion, the relevant currencies shall be converted at the exchange rate, which is the middle rate between buying rate and selling rate quoted by the People’s Bank of China on the actual date of receipt and payment, or at such other exchanged rate as recognized by laws.

3.4	Independent Audit

The board of director shall appoint the independent auditor for the Target Company, and such independent auditor shall audit the accounting books and statement of the Target Company and issue Annual Audit Report within four month after the end of each accounting year.

4	Profit Distribution
4.1	Distribution Principle
(a)

Party A and Party B may, after the reservation of funds in accordance with relevant laws and the Articles of Associations, distribute the after-tax distributable profits of the Target Company according to their shareholding ratio to the Target Company.

(b)

The after-tax distributable profit of the Target Company shall be based on the statistics in the Annual Audit Report of each accounting year issued by the independent auditors appointed by the Target Company’s board of directors after auditing the accounting books and statement of the Target Company.

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5	Term of Agreement
5.1	Term of Agreement
(a)

The initial term of this Agreement shall commence from the execution of this Agreement till the expiration of the Target Company’s term of operation, except as terminated in advance in accordance with Section 5 herein.

(b)	The beginning, ending, and extension of the term of this Agreement shall be consistent with the beginning, ending, and extension of the term of the cooperation between the Parties.
(c)

In the event that the term of this Agreement expires, and the Parties decide not the extend the term, this Agreement shall be terminated in accordance with Section 5 herein and the Target Company shall be liquidated.

6	Termination and Liquidation
6.1	Termination

Both Parties may at any time terminate this Agreement on mutual written consent. In case of any of the following events, either Party (provided that it is not the party in breach) may at any time give written notice of termination to the other Party (“Notice of Termination”).

(a)	The other Party materially breaches or fails to perform its obligations under this Agreement and fails to remedy such breach within 15 days after receipt of such notice;
(b)

If either party fails to perform its capital contribution obligations as stipulated herein and still fails to perform so after being urged, the non-breaching Party is entitled to terminate this Agreement immediately and hold the breaching Party liable for breach of Agreement;

(c)	If one Party violates the provisions and restrictions by transferring the equity of the Target Company, only the other Party is entitled to terminate this Agreement;
(d)	The Target Company becomes insolvent or enters liquidation or dissolution proceedings, or ceases to carry on business or becomes unable to repay the debts on due;

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(e)	Either Party becomes insolvent, or enters liquidation or dissolution proceedings, or ceases to carry on business or becomes unable to repay the debts on due.
6.2	Liquidation
(a)

In case of dissolution of the Target Company, the board of directors shall initiate liquidation procedures, formulate liquidation procedures, and set up a Liquidation Committee in accordance with laws and the Company's Articles of Associations. The Liquidation Committee shall be appointed by each Party according to the proportion of the number of directors on the board at the time of liquidation.

(b)

The Liquidation Committee shall conduct a comprehensive investigation of the property, claims and debts of the Target Company, and formulate the liquidation scheme. The aforementioned work shall be carried out after the approval from the board of directors.

(c)

Upon completion of the liquidation, the Liquidation Committee shall submit the Liquidation Report to the board of directors without delay, and the board of directors shall approve it and carry out relevant formalities for filing and cancellation as required by laws.

7	Representations and Warranties

Each Party represents and warrants to the other Party as follows:

(a)

Such Party is legally qualified, has the full capacity of civil conducts and rights, or has the necessary rights and authorization to enter into this Agreement, be entitled to rights hereunder, and perform the obligations stipulated herein.

(b)	The capital contribution comes from legal sources, and either Party has sufficient funds to fulfill its obligations under this Agreement.
(c)

If the capital contribution is made in cash, the establishment and operation of the capital contribution account shall be legal; if the capital contribution is made in kind, the ownership in kind shall be flawless, and the contributor shall be the legal and complete owner of the contribution in kind, and has not provided any guarantee, mortgage, pledge or warranty to any third party.

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(d)	The representations and warranties made herein are true and accurate, without any part sufficient to mislead the other Party to make wrong decision.
(e)

The execution and performance of this Agreement and the existence and operation of the Target Company will not violate the laws of their respective jurisdictions, and any countries’ or international sanctions.

(f)	The performance of this Agreement shall not violate the laws and sanctions hereabove.
(g)

In case that any representation made herein is proved to be untrue, the other Party is entitled to unilaterally terminate this Agreement and hold the Party that makes the misrepresentation liable for breach of Agreement.

8	Confidentiality
8.1	Confidential Information
(a)

Any information disclosed by either Party or its affiliates to the Target Company or the other Party pursuant to the terms of this Agreement or any relevant contract or for other reasons, or all technologies, know-how, processes, trade secrets, trade practices and other proprietary information developed by the Target Company, and the terms of this Agreement and other confidential business and technical information (collectively, "Confidential Information"), shall be used by the receiving Party and the Target Company only for the purpose of this Agreement. For all the Confidential Information that might be disclosed or provided to a Party by the Target Company or the other Party or its affiliates, both Parties and the Target Company shall be responsible for confidentiality and shall not disclose or divulge such Confidential Information to any third party without the written authorization of the Target Company's board of directors or the relevant Party or its affiliates (as the case may be).

(b)

In case that either Party needs to disclose the Confidential Information obtained by it or its affiliates but not owned by it, it may only disclose the confidential information to designated employees who need to know the relevant Confidential Information in order to perform this Agreement. In such case, the Party receiving the information shall take all reasonable precautions, including but not limited to entering into

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confidentiality contracts with each such employee to prevent such employee from using the Confidential Information for his personal benefit, and from disclosing the Confidential Information to any third party without authorization.

(c)

Notwithstanding the foregoing, subject to the prior written consent of the disclosing Party or its affiliates, the Target Company may disclose the Confidential Information to government personnel to the extent necessary to obtain necessary approvals, permits, licenses, certificates, qualifications or rights to be granted by the governments, and may also disclose confidential information to lawyers, accountants and consultants outside the Target Company to the extent necessary to obtain necessary professional assistance, provided that the disclosing party may only disclose such Confidential Information that is required to be disclosed by laws as informed by the legal counsel, and will use its best efforts to ensure that such disclosed Confidential Information is treated in confidence.

9	Miscellaneous
9.1	Applicable Law

The conclusion, validity, interpretation, execution, modification and termination of this Agreement and the resolution of disputes shall be governed by BVI laws, excluding conflict of laws. When BVI law does not provide for a matter, international practice shall be applied.

9.2	Dispute Resolution
(a)

In case of any controversy, dispute or claim arising out of or in connection with this Agreement, including but not limited to the validity, invalidity, breach or termination of this Agreement, the Parties shall first resolve such controversy, dispute or claim through friendly negotiation.

(b)

If the Parties fail to resolve the controversy, dispute or claim within 15 (fifteen) days after either Party sends the written notice requesting negotiation to the other Party, either Party may submit the unresolved controversy, dispute or claim to arbitration for settlement.

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(i)

Both Parties agree that the arbitration shall be submitted to Shenzhen Court of International Arbitration. The arbitration tribunal shall be composed of 3 (three) arbitrators, each party shall appoint one arbitrator. The seat of arbitration shall be Shenzhen. The language of arbitration shall be Chinese.

(ii)

The arbitration award shall be final and binding upon both Parties. Arbitration fees (including attorney’s fees) shall be borne by the losing Party/Parties, or in accordance with the arbitration award.

(iii)	The winning Party may apply for enforcement of the arbitration award in any court of competent jurisdiction in accordance with applicable laws.
(c)	During the settlement of the dispute, the Parties shall continue to perform all other aspects of this Agreement except for the matter in dispute.
9.3	Language

The Agreement is written in Chinese. In case of any inconsistency among the translations of different languages, the Chinese version shall prevail.

9.4	Whole Agreement

This Agreement constitutes a whole agreement between the Parties with respect to the subject matter hereof, and supersedes all prior discussions, negotiations and agreements between the Parties hereto. Matters not covered herein shall be separately agreed upon by both Parties in a supplementary agreement.

9.5	Commencement

This Agreement comes into effect upon execution by the authorized representatives of both Parties.

9.6	Originals

This Agreement shall be executed in 2 originals in Chinese or other languages as required by the government. Each Party shall hold 1 original copy of each version.

[The Remainder of This Page Intentionally Left Blank]

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Signature Page of the Agreement, 1 Page in Total

This Agreement has been executed by authorized representatives of both Parties on the date and year first above written.

Party A: YGF MC LIMITED

Signature of Authorized Signatory: /s/ Guofu Ye

Name: Guofu Ye

Party B: MINISO Group Holding Limited

Signature of Authorized Signatory: /s/ Saiyin Zhang

Name: Saiyin Zhang

Signed at：Guangzhou, China

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